EXHIBIT 2.2

                       AMENDMENT NO. 1 TO
                    SHARE EXCHANGE AGREEMENT

This Amendment No. 1 to the Share Exchange Agreement dated April 9, 2003 (the "Agreement") is made between BACH-HAUSER, INC. ("BHUS"), a Nevada corporation, and SILHOUETTE MEDIA GOURP INC. ("SMG"), a corporation organized under the laws of the Province of Ontario, Canada.

WHEREAS, BHUS and SMG desire to extend the closing date of the transaction to provide the parties with sufficient time to deliver all documents, instruments and writings required to be delivered by each party at closing.

NOW THEREFORE, THE PARTIES hereto, in consideration of the mutual agreement hereinafter contained and promises herein expressed, do hereby agree as follows:

1. That paragraph 2.1 under Section 2 of the Agreement shall be amended in its entirety to read as follows:

       2.1  Place and Time.  The closing of the
       instant transaction (the "Closing") shall take place at the office of Sopov & Company located at 25 Toronto St., Toronto, Ontario, Canada, no later than the close of business on May 12, 2003, or such other place, date and time as the parties may agree in writing.

3. That all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment on the date set forth below.

BACH-HAUSER, INC.                  SILHOUETTE MEDIA GROUP, INC.


By: /s/                            By: /s/
Name:  Peter Preston               Name:  Silvio Astarita
Title:  President                  Title:  President

Date:  May 8, 2003                 Date:  May 8, 2003



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